Exhibit 16.1

February 28, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E. Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated on or around February 28, 2017 of GAMERICA Holdings and Acquisition Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

Soles, Heyn & Company, LLP